Exhibit 10.59

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made this 17th day of December, 2018 (the “Effective Date”) between Advanced Cancer Therapeutics, LLC, a Kentucky limited liability company (“ACT”), and Qualigen, Inc., a Delaware corporation (inclusive of its Controlled Affiliates, if any, “Company”). Each Controlled Affiliate, if any, is also a party to this Agreement. ACT and Company are hereinafter individually referred to (in the singular) as a “Party” and collectively as the “Parties.”

In consideration of the following promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the meanings as defined below:

“Affiliate” means, with respect to any Party, any entity controlling, controlled by, or under common control with such Party, during and for such time as such control exists. For these purposes, “control” shall refer to the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of the relevant entity or having the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of the relevant entity (e.g., by contract or otherwise).

“Claim” has the meaning specified in Section 9.1.

“Company Indemnitees” has the meaning specified in Section 9.1.

“Confidential Information” has the meaning specified in Section 7.1.

“Controlled Affiliate” means an Affiliate of Company which Company has actual authority to, by signing a contract (i.e., this Agreement) on behalf of such Affiliate, bind such Affiliate as a party to the contract. The Parties agree that if a Person is not a Controlled Affiliate on the date of this Agreement but thereafter becomes a Controlled Affiliate, such Person shall be deemed to have automatically become a party to this Agreement as a Controlled Affiliate without any need for any execution and delivery of a joinder or a counterpart signature page. Company shall notify ACT whenever a Person hereafter becomes a Controlled Affiliate. In addition, if any Affiliate of Company which would not otherwise be deemed to be a Controlled Affiliate hereafter executes and delivers to ACT a joinder (in a form reasonably satisfactory to ACT) to this Agreement in which such Person expressly undertakes all the burdens and obligations of a Controlled Affiliate under this Agreement, such Person shall thereby be deemed to have become included within the definition of “Controlled Affiliate.”

“ACT Indemnitees” has the meaning specified in Section 9.2.

“Designated Executives” means (a) for ACT, Randall Riggs, and (b) for Company, Michael Poirier.

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“Disclosing Party” has the meaning specified in Section 7.1.

“Discovery” has the meaning specified in Section 11.1(b).

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Field” means any and all fields of use.

“First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by Company (or by a Sublicensee). For avoidance of doubt: “IND treatment sales,” “compassionate use sales” or “named patient sales” in a country before Approval in such country shall not be deemed to constitute a First Commercial Sale in such country provided that Company (or the Sublicensee) charges therefor an amount, if any, which does not exceed the direct cost to cover such Licensed Product “IND treatment sales,” “compassionate use sales” or “named patient sales.”

“Indemnified Party” has the meaning specified in Section 9.4.

“Indemnifying Party” has the meaning specified in Section 9.4.

“Know-How” means all scientific and technical information and knowhow, trade secrets, data and technology, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions or products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information. Notwithstanding the foregoing, the defined term Know-How (and derivative defined terms thereof) shall not include Licensed Patents or inventions claimed thereby.

“Licensed Intellectual Property” means the Licensed Patents and the Licensed Know-How Rights.

“Licensed Know-How Rights” means, collectively, all trade secret and Know-How rights of ACT at the Effective Date or during the Term as necessary or useful to practice the inventions described in Licensed Patents for the purpose hereof.

“Licensed Patents” means the United States patents set forth on Exhibit A hereto, including any and all extensions or restorations by existing or future extension or restoration mechanisms, and also including any and all renewals, continuations, substitutions, continuations-in-part, divisionals, patents-of-addition, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of such patents – and, in each case, all foreign counterparts thereof.

“Licensed Product” means any product within the Field, that is covered by or developed through the use of any of the Licensed Intellectual Property.

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“Losses” has the meaning specified in Section 9.1.

“Net Sales” means the gross amount invoiced by Company (and Sublicensees) to Third Parties for the sale or other disposition of a Licensed Product, less the following deductions to the extent actually allowed or incurred with respect to such sales:

a.	Trade, cash and quantity discounts;

b.	Discounts, refunds, rebates actually taken, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation, those granted to Medicaid, managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, national, provincial, local or other governments, their agencies and purchasers and reimbursers or to trade customers (in each case, other than such which have already diminished the gross amount invoiced);

c.	Credits or allowances actually granted for defective or damaged Licensed Product, or for returns or rejections of Licensed Product (including allowances for spoiled, outdated or withdrawn Licensed Product);

d.	Amounts invoiced for Licensed Product sales but actually written off in good faith as uncollectible (net of any recoveries on written-off debt);

e.	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced; and

f.	Any tax imposed in relation to the production, sale, delivery, importation or use of the Licensed Product, including, without limitation, import, export, sales, use, excise or value added taxes and customs, tariffs and duties, and other equivalent charges, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced.

Such amounts shall be determined from the books and records of Company and its Sublicensees, maintained in accordance with United States GAAP, consistently applied, or, in the case of foreign entities, similar accounting principles, consistently applied. Company further agrees that in determining such amounts with respect to sales and/or expenses not denominated in United States Dollars, conversion from the applicable foreign currency in which such sales and/or expenses were recorded to United States Dollars shall be performed at the exchange rate reported in The Wall Street Journal, Eastern U.S. Edition, for the last trading day of the applicable calendar quarter; based on the resulting Net Sales in United States Dollars, the then applicable royalties shall be calculated.

In the event that a Licensed Product is commercialized in combination with one or more services and/or with one or more products which are themselves not Licensed Products for a mutually related price (e.g., buy one and get a discount on or a coupon for the other) or for a single price, the Net Sales for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such combination sale by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) and/or service(s) in the combination sale, and allocating applicable “Net Sales” deductions in the same proportion.

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Sales of Licensed Products between Company and a Sublicensee (or between Company and a Company Affiliate, or between two Company Affiliates, or between a (non-Sublicensee) Company Affiliate and a Sublicensee) shall not be included in the calculation for Net Sales.

“Notice of Termination” has the meaning specified in Section 12.3.

“Receiving Party” has the meaning specified in Section 7.1.

“Sublicense” has the meaning specified in Section 2.3.

“Sublicensee” means the sublicensee party to a Sublicense.

“Term” has the meaning specified in Section 12.1.

“Territory” means the entire world, other than countries which United States law forbids United States companies to license intellectual property of the tenor of the Licensed Intellectual Property for or to supply products such as Licensed Products to.

“Third Party” means any person or entity or authority other than Company or ACT or an Affiliate of Company or ACT.

“Third Party Infringement” has the meaning specified in Section 11.3.

“Valid Claim” means a claim which, but for the license granted hereunder, would be infringed by Company’s use, manufacture or sale of a Licensed Product in the applicable country, and which is contained in an issued and unexpired patent in such country included within the Licensed Patents which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid, canceled or unenforceable by the owner through re-issue, re-examination or disclaimer, opposition procedure, nullity suit, or otherwise.

2. Grant of rights.

2.1 License Grant from ACT to Company. Subject to the terms and conditions of this Agreement, including but not limited to timely payment of the amounts set forth in Section 3 below, ACT hereby grants to Company an exclusive, sublicensable, nontransferable (except with respect to the assignment provision in Section 13.13) license during the Term under the Licensed Intellectual Property, solely to develop, make, have made, use, sell, offer for sale, import and otherwise commercially exploit the Licensed Products in the Territory in and for the Field.

2.2 Sublicensing. Company shall have the right to grant sublicenses with terms consistent with those of this Agreement (collectively “Sublicenses”) under the license granted to Company pursuant to Section 2.1; provided, however, that the granting by Company of a Sublicense shall not relieve Company of any of its obligations hereunder. Any Sublicense shall automatically terminate upon the expiration or earlier termination of this Agreement but ACT shall then in good faith reasonably consider, upon any Sublicensee’s written request, whether to enter into a direct license from ACT to such Sublicensee upon terms and conditions of like tenor as are set forth in this Agreement.

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2.3 United States Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by ACT to Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that Company, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

3. Compensation.

3.1 Fees and Royalties.

(a) One-Time Fee. Company shall execute and deliver to ACT a $25,000 promissory note in the form attached hereto as Exhibit B.

(b) Royalties.

(i) In addition to the consideration payable pursuant to Sections 3.1(a) above and 3.1(c) below, Company shall for all Net Sales within the Term (in excess of cumulative worldwide Net Sales of $3,000,000) pay to ACT, on a calendar quarterly basis, 2% royalties on worldwide Net Sales. (It is understood that no royalties are payable for the first $3,000,000 of cumulative worldwide Net Sales.) Notwithstanding the foregoing, as a royalty-rate step-down which takes into account the use of Licensed Know-How Rights, Company shall pay to ACT, on a calendar quarterly basis, 1% royalties on the Net Sales within the Term (but only from and after achievement of the threshold of cumulative worldwide Net Sales of $3,000,000) of a Licensed Product in a country during the time period in which there is not, not yet or no longer any Licensed Patent containing a Valid Claim that would in the absence of the license granted herein be infringed by the use, manufacture or sale of such Licensed Product in such country or by the importation of such Licensed Product into such country (or during the entire Term, if there is never is any Licensed Patent containing a Valid Claim that would in the absence of the license granted herein be infringed by the use, manufacture or sale of such Licensed Product in such country or by the importation of such Licensed Product into such country).

(ii) Such royalties shall be payable on Net Sales made through the 15th anniversary of the Effective Date.

(iii) All royalties payable to ACT pursuant to Section 3.1(b) shall be paid on a quarterly basis. These royalties shall be paid together with and in strict compliance with the amounts defined in the final written royalty report sent by Company for the preceding calendar quarter, as set forth in Section 4.2 below. Within 45 calendar days after the conclusion of its fiscal year, Company may provide notice to ACT of any adjustments necessary to account for any royalties which were overpaid or underpaid for such prior fiscal year’s calendar quarters (as determined from Company’s end of fiscal year external audit), and the Parties shall promptly true-up for any such adjustments which are mutually determined in good faith to be correct; provided however, the lapse of such 45-day period shall not impact the right of a Party to credit or recover any overpayments or underpayments discovered during an audit under Section 4.3.

(c) Milestone Payments. Within 60 days following the achievement of a respective milestone event listed below, Company shall, in further consideration of the rights granted Company hereunder, provide written notice to ACT of the achievement of such milestone event, accompanied by payment to ACT of the applicable non-refundable cash milestone fee listed next to such event. Each type of milestone payment can be earned only one time.

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Milestone	Milestone Payment
Upon Company raising a cumulative total of $2,000,000 in new equity financing beginning from the Effective Date	$100,000
Upon any AS1411-based Licensed Product receiving the CE Mark or similar FDA status	$100,000
Upon cumulative worldwide Net Sales reaching $3,000,000	$500,000

3.2 Payments; Taxes.

(a) Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

(b) All payment amounts and purchase prices due hereunder are stated in, and shall be paid in, United States Dollars.

(c) Payment of ACT’s invoices (as deemed, if applicable, to be automatically revised to state only the amounts which have not been disputed in good faith by written notice) hereunder shall be made within 45 days after Company’s receipt of the invoice.

(d) All payment amounts and purchase prices hereunder exclude and shall, as far as legally possible, be paid in full to ACT without reduction for all applicable sales, use, and other taxes and duties in respect of the transactions contemplated by this Agreement.

(e) Company shall be responsible for payment of all taxes (other than taxes based on ACT’s income), duties, fees, and charges, and any related penalties and interest, arising from the payment of amounts due hereunder.

(f) The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties and other payments made by Company to ACT under this Agreement. To the extent Company is required to withhold taxes on any payment to ACT under this Agreement, Company shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to ACT official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as ACT may reasonably request, to establish that such taxes have been paid. ACT shall in due time provide Company any tax forms that may be reasonably necessary in order for Company to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty with respect to such payment, and Company shall utilize such forms to such effect. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. ACT shall indemnify and hold Company harmless from and against any liability for taxes arising from any failure by Company to withhold required taxes, and against any penalties or interest arising from any failure by Company (at the express request of ACT) to withhold or by Company reduction (at the express request of ACT) in its withholding.

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4. Records; Reports; Audit.

4.1 Records. During the Term and until the end of the third calendar year after the calendar year during which the Term ends, Company shall, and shall require its Sublicensees to, maintain accurate books and records relating to Net Sales and to clinical study subject enrollment for Studies. Without limitation, for three years after the calendar year in which each respective sale of a Licensed Product (whether covered by a Valid Claim or not) occurs, Company shall keep (and shall ensure that its Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

4.2 Royalty Reports. Within 45 calendar days after the conclusion of the calendar quarter in which a First Commercial Sale first occurs anywhere in the Territory and after the conclusion of each successive calendar quarter until the end of the first full calendar quarter after the end of the Term, Company shall deliver to ACT a final written royalty report. Each final written royalty report shall provide, on a Licensed Product-by-Licensed Product (and specifying whether covered by a Valid Claim or not, as applicable) and country-by-country basis, (a) gross invoiced (or otherwise charged) amounts of sales, by Company and its Sublicensees, of Licensed Products subject to royalty payments for such calendar quarter, (b) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) Net Sales subject to royalty payments for such calendar quarter and calendar year to date, (d) the applicable royalty rate and (e) the corresponding royalty amount due hereunder. Such reports shall be deemed “Confidential Information” of Company and shall be subject to the obligations of Section 7 of this Agreement.

4.3 Audit. Upon at least 30 days’ advance written notice by ACT, Company shall permit, and shall cause its Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by ACT (who has not been engaged by ACT to provide any material services in any other capacity at any time during the three-year period before such selection), and reasonably acceptable to Company or such Sublicensee, to have access to and to review, during normal business hours on business days upon reasonable prior written notice, the applicable records of Company and its Sublicensees to verify the accuracy of the royalty payments pursuant to Section 3. Such review may cover: (a) the records for sales made in any calendar year ending not more than three years before the date of such request, and (b) only those periods that have not been subject to a prior audit. Except as described hereafter, all such audits shall be conducted at the expense of ACT. Such audits shall be conducted not more than once in each calendar year and not more than once for each audited period. In the event such accountant concludes that additional payments of any kind as required by this Agreement were owed to ACT during such period, the additional amounts shall be paid within 30 days after the date of the corresponding invoice sent by ACT and delivered to Company with copy of the aforementioned accountant’s written report so concluding, unless Company disputes the results of such audit in accordance with Section 13.3. The fees charged by such accountant shall be paid by ACT, unless the audit discloses that the amounts payable by Company for the audited period are more than 110% of the amounts actually paid for such period, in which case Company shall pay the reasonable fees and expenses charged by the accountant for such audit (pending the results of any dispute initiated by either Party pursuant to Section 13.3 with respect to the same). In the event such accountant concludes that there was an overpayment by Company to ACT during such period, at Company’s option, the overpayment shall be paid by ACT to Company within 30 days after the date of the corresponding invoice sent by Company to ACT, unless ACT disputes the results of such audit in accordance with Section 13.3. ACT shall cause the independent certified public accountant to keep confidential any information obtained during such inspection in accordance with the provisions set forth in Section 7 hereof. The Parties agree that all information subject to review under this Section 4.3 or under any Sublicense agreement is, as between the Parties, the Confidential Information of Company.

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5. Development and Commercialization by Company.

5.1 Development. As between ACT and Company, from and after the Effective Date Company shall be responsible for all non-clinical and clinical development of each respective Licensed Product, and all commercialization of each respective Licensed Product.

5.2 Costs and Expenses. Subject to the other terms of this Agreement and ACT’s obligations hereunder, Company shall be solely responsible for all decision-making, compliance with law, costs and expenses related to its development, manufacturing and commercialization of the Licensed Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to the Licensed Products, and all commercialization of Licensed Products.

5.3 Global Safety Database. Company shall set up, hold, and maintain (at Company’s sole cost and expense) the global safety database for the Licensed Products.

5.4 Trademarks. As between ACT and Company, Company shall have the sole authority to select trademarks for Licensed Products and shall own all such trademarks. ACT does not grant Company the right to use any trademarks of ACT or its Affiliates.

5.5 Insurance. During the Term and for three years thereafter, both Parties shall obtain and maintain, at their respective cost and expense, commercial general liability insurance and product liability insurance in amounts that are appropriate with respect to its indemnification obligations hereunder. It is understood and agreed that this insurance shall not be construed to limit each Party’s liability with respect to its indemnification obligations hereunder. Each Party shall provide upon request the other Party with a certificate evidencing the insurance it is required to obtain and keep in force under this Section 5.5, and shall provide the other Party at least 30 days’ prior written notice of any cancellation or material modification of such insurance.

5.6 Technical Assistance. Upon request by Company, ACT shall provide technical assistance to Company as a consultant with regard to the Licensed Patents and Licensed Products, in exchange for compensation to be mutually agreed.

6. Regulatory Matters.

6.1 Certification under Drug Price Competition and Patent Restoration Act. Company shall immediately give written notice to ACT of any certification of which Company becomes aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensed Patents covering the Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a Licensed Product in the United States.

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7. Confidentiality.

7.1 Definition. Company and ACT each recognizes that during the Term, it may be necessary or advisable for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to the other Party (the “Receiving Party”). Neither Company nor ACT shall disclose or use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information disclosed by the Disclosing Party to the Receiving Party and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally or visually to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral or visual disclosure, including but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, study results, analyses, protocols, business and technical information, financial data, batch records, inventions, works of authorship, Know-How, trade secrets, processes, techniques, algorithms, programs, designs, drawings, and any other information related to a Party’s present or future products, technology, sales, suppliers, customers, employees, investors or business.

7.2 Obligation. ACT and Company agree that they may disclose the other Party’s Confidential Information to its own (or its Sublicensees’) officers, employees, consultants, attorneys, accountants, bankers, Contract Manufacturers, lenders and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement, or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any person or entity without the other’s prior written consent. In all events, however, any and all disclosure to any such persons or entities shall also be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Section 7 (or, in the case of attorneys, to a duty and obligation of nondisclosure/nonuse pursuant to the applicable rules of the profession). The Party which disclosed Confidential Information of the other to any such team member or Third Party (or to any such Sublicensee) shall be responsible and liable for any disclosure or use by such team member or Third Party or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Party, upon the other’s request, shall promptly return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the other Party pursuant to this Agreement, including without limitation all documents in its possession or control which constitute copies, embodiments, reflections, analyses or extracts of such Confidential Information, except for (a) one archival copy (and such electronic copies that exist as part of the Receiving Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement and (b) any archival copy that the Receiving Party determines, acting reasonably, is necessary or required by applicable law or regulations or to support regulatory, safety, quality, or compliance matters.

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7.3 Exceptions. The non-use and non-disclosure obligations set forth in this Section 7 shall survive the expiration or earlier termination of this Agreement. The non-use and non-disclosure obligations set forth in this Section 7 shall not apply to any Confidential Information, or portion thereof, that was first disclosed by the Disclosing Party to the Receiving Party after the expiration or earlier termination of this Agreement or that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of and or without violation of any duty of confidentiality of the Receiving Party or its disclosees;

(c) at the time of disclosure is already in the Receiving Party’s possession with no duty of confidentiality;

(d) is rightfully received by the Receiving Party from an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s best knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party; or

(e) is independently developed by or expressly for the Receiving Party, in either case solely by personnel without any access to or use of the Disclosing Party’s information as shown by Receiving Party’s competent, contemporaneous written evidence.

In addition, in the event that the Receiving Party or any of its Representatives is required by law, rule, regulation, court order or in any regulatory, judicial or governmental process having jurisdiction over the Receiving Party to disclose the Confidential Information, the Receiving Party hereby agrees to notify the Disclosing Party of the request or requirement immediately and to make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, confidential treatment or a protective order or any other reasonable measure preventing or limiting the disclosure (to the greatest possible extent and for the longest possible period), and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued, which the Disclosing Party deems necessary to protect the confidentiality of the Confidential Information (or as much as possible of the Confidential Information). In any event, should the Receiving Party be required by such compulsion to in the end disclose Confidential Information to the requiring authority (and, if so required thereby, to the public), (x) the Receiving Party hereby agrees to take reasonable steps to seek such confidential treatment for the Confidential Information (or as much as possible of the Confidential Information); (y) the Receiving Party may provide the Confidential Information to the appropriate requiring authority (and, if so required thereby, to the public) as ultimately so compelled without such disclosure being deemed a violation of this Agreement; and (z) such disclosure to the requiring authority as ultimately so compelled shall not deprive the disclosed information of Confidential Information status for any other purposes of this Agreement.

7.4 Third Party Information. The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party or the Disclosing Party’s Affiliates which is in the possession of the Disclosing Party. Both Parties agree not to disclose to the other Party any Confidential Information of a Third Party which is in the possession of such Party, unless the other Party has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

7.5 Public Announcements. The Parties shall mutually agree on any press release to be issued upon execution of this Agreement. Neither Party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other Party with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either Party in order to comply with applicable law, regulations, court orders, or tax returns, securities filings, financing arrangements, acquisitions, or sublicenses. Such consent shall not be unreasonably withheld, conditioned or delayed by such other Party. Before any such public announcement, the Party wishing to make the announcement shall submit a draft of the proposed announcement to the other Party sufficiently in advance of the scheduled disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure, and shall consider all reasonable comments of the other Party regarding such disclosure. (Provided, that neither Party shall use the trademark or logo of the other Party or its Affiliates in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld, conditioned or delayed.) Notwithstanding the above, once a public disclosure has been made, either Party shall be free to disclose to Third Parties any information contained in said public disclosure, without further pre-review or pre-approval.

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8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is a corporation or limited liability company duly organized and validly existing under the laws of the state of its incorporation or formation;

(b) it has the full power and right to enter into this Agreement and to perform its obligations hereunder;

(c) this Agreement has been duly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(d) the execution, delivery and performance of this Agreement by such Party does not and will not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(e) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over such Party;

(f) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the (other) Party for any commission, fee or other compensation as a finder or broker because of any act by such (representing) Party or its Affiliates or agents, or in addition, with respect to Company, because of any act by its Sublicensees; and

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(g) it has not entered and shall not enter into any agreement with any Third Party that is in conflict with the rights granted to the other Party pursuant to this Agreement.

8.2 Additional Representations and Warranties. ACT hereby represents and warrants to Company that, as of the Effective Date:

(a) ACT has no knowledge of any unsettled past or current, and has not received notice of any threatened, patent, trade secret or other intellectual property dispute with any Third Party that actually or is reasonably likely to have a material adverse effect on the Licensed Intellectual Property;

(b) the Licensed Intellectual Property is not subject to any outstanding injunction, judgment, order or ruling which challenges the validity, legality, enforceability or use of the Licensed Intellectual Property;

(c) to ACT’s knowledge, there is no pending or threatened claim or action which challenges the validity, legality, enforceability or use of the Licensed Intellectual Property;

(d) ACT has the full right, power and authority to grant all of the licenses granted to Company under this Agreement;

(e) ACT has not granted to any Third Party any license to any of the Licensed Intellectual Property which conflicts with the license granted to Company hereunder;

(f) ACT is taking the promissory note referred to in Section 3.1(a) (and would take any securities issued in conversion thereof/exchange therefor) for its own account for investment purposes only, and not with a view to any distribution which would be in violation of applicable securities laws; and

(g) this Agreement has been approved by a vote of ACT’s members as well as by ACT’s board of directors/manager/similar governing body.

Company hereby represents and warrants to ACT that as of the Effective Date Company is not prohibited from making any payment under the promissory note referred to in Section 3.1(a) under the terms of its existing Senior Indebtedness (as defined in the form of promissory note attached hereto as Exhibit B) absent an event of default under such Senior Indebtedness, and Company hereby covenants to ACT that the Company will not enter into any agreements with respect to future Senior Indebtedness, the terms of which would prohibit the payment of the promissory note referred to in Section 3.1(a) absent an event of default under such Senior Indebtedness.

8.3 Disclaimer. Notwithstanding the representations and warranties set forth in this Section 8, Company acknowledges and accepts the risks inherent in attempting to develop and commercialize any medical product. There is no implied representation that any Licensed Products can be successfully developed or commercialized. The express warranties set forth in this Section 8 and elsewhere in this Agreement are provided in lieu of, and EACH PARTY HEREBY DISCLAIMS, all other warranties, express and implied, relating to the subject matter of this Agreement, the Licensed Intellectual Property, or the Licensed Products, including but not limited to the implied warranties of merchantability and of fitness for a particular purpose.

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9. Indemnification.

9.1 By ACT. ACT shall defend, indemnify and hold Company and its directors, officers, managers, employees and agents (collectively, the “Company Indemnitees”), harmless from and against any and all judgments, damages, liabilities, settlements, penalties, fines, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively, “Losses) incurred by the Company Indemnitees as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a Third Party, to the extent such Losses arise out of (a) ACT’s breach of this Agreement, including without limitation any of its covenants, representations and warranties set forth herein; (b) any breach or violation of any applicable law, regulation or court order by ACT or its Affiliates or contractors, or any of their respective directors, officers, managers, employees or agents, in connection with the activities contemplated by this Agreement, or (c) the grossly negligent or willful misconduct of ACT or its Affiliates or any of their respective directors, officers, managers, employees or agents; or (d) infringement or unauthorized use by ACT or its Affiliates or contractors, or any of their respective directors, officers, managers, employees or agents, of any Third Party patents or other intellectual property rights, including in the granting of the rights listed in Section 2 above, but only to the extent that any such infringement Claim is related to the Licensed Intellectual Property; and, for each of subsections (a)-(d), all except to the extent that such Losses are primarily caused by a Company Indemnitee’s breach of applicable law, breach of this Agreement, gross negligence or willful misconduct.

9.2 By Company. Company shall defend, indemnify and hold ACT and its Affiliates, and each of their respective directors, officers, managers, employees and agents (collectively, the “ACT Indemnitees”), harmless from and against any and all Losses incurred by the ACT Indemnitees as a result of any Claim by a Third Party, to the extent such Losses arise out of: (a) Company’s breach of this Agreement, including without limitation any of its covenants, representations and warranties herein; (b) any breach or violation of any applicable law, regulation or court order by Company, its sublicensees or contractors, or any of their respective directors, officers, managers, employees or agents, in connection with the activities contemplated by this Agreement including but not limited to those listed in subsections (c) and (d) below, (c) any study conducted by or on behalf of Company; (d) the research, development, manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale (in each case, whether or not authorized by or in compliance with this Agreement) of Licensed Products by Company or its Sublicensees (for clarity, such terms shall not include ACT in any event); (e) the grossly negligent or willful misconduct of Company or its Sublicensees or any of their respective directors, officers, managers, employees or agents; or (f) actual or alleged infringement of a Third Party’s intellectual property rights in the making, having made, using, selling, offering for sale and importing (in each case, whether or not authorized by or in compliance with this Agreement) of Licensed Products, but only to the extent that any such infringement Claim is unrelated to the Licensed Intellectual Property; and, for each of subsections (a)-(f), all except to the extent that such Losses are primarily caused by an ACT Indemnitee’s breach of applicable law, breach of this Agreement, gross negligence or willful misconduct.

9.3 Expenses. The indemnification obligation of each Party under this Section 9 shall include, where applicable, reasonable attorney costs and expenses incurred by the other Party (or an applicable Company Indemnitee or ACT Indemnitee) to successfully enforce any provision of this Section 9.

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9.4 Procedure. The Party or other Indemnitee intending to claim indemnification under this Section 9 (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party; but provided further, however, that if a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other expenses of investigation and litigation. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel for the Indemnified Party(s) no matter the number or circumstances of all Indemnified Parties.) If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other expenses of investigation and litigation. The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (a) there is no finding or admission of any violation of law or any violation of the rights of any person or entity by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

Regardless of who controls the defense, the other Party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the Party hereto which is not the Indemnifying Party, and its directors, officers, managers, employees, agents and advisers, and the Indemnified Party, and its directors, officers, managers, employees, agents and advisers, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

9.5 Other Scenarios. Subject to Section 10, this Section 9 shall not be construed to suggest that a Party has no remedy other than under this Section 9 (or does not have any particular remedy) for Losses and diminutions in value which arise from breaches of this Agreement but which are not incurred as a result of a Claim.

10. Limitation of Liability.

EXCEPT FOR (a) INDEMNIFICATION OBLIGATIONS IN CONNECTION WITH THIRD PARTY CLAIMS PURSUANT TO SECTION 9 HEREOF, AND/OR (b) DAMAGES ARISING FROM OR IN CONNECTION WITH A BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND/OR (c) INTENTIONAL MISCONDUCT OR WILLFUL AND KNOWING BREACH, AND/OR (d) PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY REQUIRE PAYMENTS OF SPECIFIED AMOUNTS OR PAYMENTS CALCULATED USING A SPECIFIED FORMULA, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT EXCEED $150,000.

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EXCEPT FOR THE SCENARIOS SET FORTH IN (a) THROUGH (d) OF THE PRECEDING SENTENCE, NEITHER PARTY SHALL (UNDER ANY THEORY) BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OR FOR ANY LOST PROFITS, LOST SAVINGS OR INTERRUPTIONS OF BUSINESS, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY AND WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF WHETHER THE PERSON MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY (a) MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF BOTH THE OCCURRENCE AND THE CONSEQUENCES OF SAID OCCURRENCE THAT GAVE RISE TO THE CAUSE OF ACTION OR (b) AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER.

11. Management of Intellectual Property.

11.1 Ownership.

(a) Existing and Acquired Rights. Each Party shall remain the owner of intellectual property rights owned or controlled by such Party before the Effective Date. Each Party shall own any intellectual property acquired by such Party outside of this Agreement after the Effective Date.

(b) New Rights. The ownership of discoveries, inventions, improvements and other technology, whether or not patentable (each, a “Discovery”), made by Company’s and/or ACT’s personnel and related to the subject matter of this Agreement, will (except to the extent otherwise provided in a subsequent agreement between the Parties) be determined in accordance with United States patent laws and ownership shall follow inventorship. The Party other than the owning Party agrees to cooperate fully in protecting the owning Party’s rights and interests in to such Discovery.

11.2 Maintenance of Licensed Patents. During the Term ACT shall take all actions necessary to maintain and preserve, at its sole cost and expense, the Licensed Patents, and to defend the Licensed Patents against any claims that that a Licensed Patent is invalid or unenforceable. ACT shall at all times keep Company informed of all maintenance requirements and deadlines and all actions and payments by ACT with regard thereto, as well as all claims of invalidity or unenforceability and the defense actions being taken by ACT.

11.3 Infringement by Third Parties.

(a) Notification of Third Party Infringement. Each Party shall promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Intellectual Property in the Field (“Third Party Infringement”) of which it becomes aware.

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(b) Existing Rights (Licensed Patents). Company shall (to the exclusion of any and all rights on the part of ACT to enforce directly) have the right (but not the obligation), at its own expense, to initiate and control any action to enforce the Licensed Patents against any Third Party Infringement and may name ACT as a party plaintiff solely to the extent required to maintain standing. ACT shall provide to Company reasonable assistance in such enforcement, at Company’s request and expense. Company shall control the direction of and any settlement of any such action. Any recoveries resulting from an action relating to a claim of Third Party Infringement of the Licensed Patents (including any recoveries resulting from settlement) shall be retained by Company and the excess, if any of such recoveries over the direct cost of enforcement shall be deemed to constitute Net Sales.

11.4 Alleged Infringement of Third Parties Rights.

(a) Notification. Each Party shall promptly notify the other Party in writing of any threat, allegation or claim of infringement received from a Third Party in relation to any of that Third Party’s intellectual property rights, in relation with the development, manufacture, use, sale, offer for sale, importation or commercial exploitation of any Licensed Product.

(b) Control. Company shall control the defense of any litigation mentioned in subsection (a) above, at its own expense and by counsel of its own choice, and ACT agrees that it shall furnish to Company, upon request, all evidence and information in its possession relating to or reasonably necessary for such defense.

12. Term and Termination.

12.1 Term. Subject to any early termination pursuant to this Section 12, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect thereafter until the 15th anniversary of the Effective Date. The Parties confirm that subject to this Section 12.1, this Agreement shall not be terminated or invalidated solely as a result of a future determination that any or all of the Licensed Patents have expired or been invalidated.

12.2 Termination for Breach. If either Party should materially breach or violate or fail to perform any material term or covenant of this Agreement, then the other Party may give written notice of such default to the first Party. If such Party should fail to cure such default within 60 days (or 30 days with respect to any payment obligation) of the date of such notice, the other Party shall have the right to terminate this Agreement by a second written notice (a “Notice of Termination”) to the first Party. If Notice of Termination is sent to such first Party, this Agreement shall automatically terminate on the effective date of such notice. The Parties agree that any failure by Company to pay when due (subject to the 30-day cure period) 100% of any amount of money owing from Company to ACT as is not disputed in good faith by Company (or, if some portion of the amount of money owing from Company to ACT is not disputed in good faith by Company and the remaining portion is disputed in good faith by Company, 100% of the portion which is not disputed in good faith by Company) shall conclusively be deemed to constitute a “material” breach.

12.3 Termination for Bankruptcy. To the extent permitted under applicable laws, either Party may terminate this Agreement in its entirety if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any bankruptcy or insolvency proceeding, and such petition is not dismissed within 60 days after the filing thereof, (c) commences any dissolution or liquidation, or (d) makes a general assignment for the benefit of its creditors.

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12.4 Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either Party to the other (or to the other’s Indemnitees) for or arising from acts or omissions before the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated or obviously intended to survive termination or expiration of this Agreement, nor shall any termination or expiration of this Agreement relieve Company of its obligation to pay ACT, subject to the terms herein, royalties for all Licensed Products sold by Company or its Sublicensees. Sections 1 (Definitions), 3.2 (Payments; Taxes), 4 (Records; Reports; Audit), 5.3 (Global Safety Database), 5.5 (Insurance), 7 (Confidentiality), 8.3 (Disclaimer), 9 (Indemnification), 10 (Limitation of Liability), 11 (Management of Intellectual Property), 12 (Term and Termination), and 13 (General Provisions) and any other obligations that are expressly indicated or obviously intended to survive shall survive termination or expiration of this Agreement.

12.5 Effect of Termination.

(a) Subject to the survival of certain provisions pursuant to Section 12.4 and/or this Section 12.5, following the termination of this Agreement all rights granted to Company herein shall immediately terminate and each Party shall promptly return all relevant records and materials in its possession or control containing the other Party’s Confidential Information with respect to which the former Party does not retain rights hereunder, except for (i) one archival copy (and such electronic copies that exist as part of the Receiving Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement and (ii) any archival copy that the Receiving Party is required to keep by applicable law or regulations.

(b) The licenses granted in Section 2.1 shall become perpetual, fully paid-up and royalty-free as to all countries of the Territory if and when (i) the Company terminates this Agreement under Section 12.2 for ACT’s (not-cured-or-not-timely-cured) breach and (ii) either (A) ACT expressly acquiesces to such termination in writing or (B) the rightfulness of such termination has been confirmed by a final judgment of the appropriate USA federal or California state court pursuant to Section 13 and no further appeal from such court’s final judgment is possible, either because the applicable time for filing any further appeal has expired or because an appellate court of final jurisdiction has affirmed such final judgment.

(c) Upon the natural expiration of the Term as to a country, the licenses granted in Section 2.1 shall become perpetual, fully paid-up and royalty-free as to such country.

13. General Provisions.

13.1 Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall have the right to, and each Party agrees not to purport to, incur any debts or make any commitments or contracts for the other. During the Term of this Agreement and for a period of one year thereafter, Company shall not solicit, induce, encourage or attempt to induce or encourage any employee of ACT to terminate his or her employment with ACT; provided, that this sentence is not meant to encompass general solicitations such as may be found in newspaper advertisements and the like.

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13.2 Compliance with Law. Company agrees that in the use of the Licensed Intellectual Property by Company (and its Sublicensees), and the development, study, manufacture, handling, marketing, sale, distribution, importation and use of Licensed Products, Company (and its Sublicensees) shall comply in all material respects with all applicable international, national, federal, state and local laws, rules and regulations, including, but not limited to, import/export restrictions, laws, rules and regulations governing use and patent, copyright and trade secret protection.

13.3 Dispute Resolution.

(a) Elevation of Issues for Resolution. In the event of any dispute or disagreement between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder (each, a “Dispute”), the Parties shall endeavor to resolve such Dispute in accordance with the terms of this Section 13.3(a). The Parties shall promptly refer such matter to, as appropriate, the Parties’ respective Designated Executives, who shall use good faith efforts to resolve such matter. If agreement on a mutually acceptable resolution of such Dispute is not reached by the Designated Executives within 15 business days after a Party gives written notice to refer such Dispute to them, then such Dispute shall be subject to resolution in accordance with Section 13.3(b).

(b) Dispute Settlement. If any Dispute is not resolved by mutual agreement of the Parties in accordance with Section 13.3(a) above within 15 business days after a Party giving notice to refer such Dispute to the Parties’ Designated Executives under Section 13.3(a), then either Party may submit such Dispute (and any related claims or other disputes arising out of or relating hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) for final settlement by the competent federal or state court located in the county of San Diego, California, notwithstanding plurality of defendants, summary proceedings or impleader. Each Party hereby irrevocably consents to the personal jurisdiction of such federal or California state court and agrees that venue is appropriate in such court, and agrees not to assert that such court is an inconvenient forum. The Parties agree that the jurisdiction of such court located in the county of San Diego, California shall be exclusive.

(c) Interim Equitable Relief. Each Party shall, in addition to all other remedies accorded by law (or in equity) and permitted by this Agreement, be entitled to interim equitable relief. Neither Party shall commence any court proceeding or action against the other to resolve any dispute, except for such interim injunctive relief or upon compliance with Section 13.3(a) and Section 13.3(b).

13.4 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party’s obligations under this Agreement.

13.5 Further Assurances. The Parties hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

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13.6 Force Majeure. Neither Party shall be liable or in breach for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure. The corresponding obligations of the other Party shall be suspended to the same extent. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected Party and not reasonably preventable using industry standard practices, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability due to general industry wide shortages to obtain fuel, power, raw materials, labor or transportation facilities. If, due to any event of force majeure, either Party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected Party shall immediately notify the other Party of such inability and of the period during which such inability is expected to continue, shall use reasonable commercial efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the Parties shall meet promptly to determine an equitable solution to the effects of such event.

13.7 Notices. Any notice, request, approval, consent or other such communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by internationally recognized overnight courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party in accordance with this Section 13.7:

If to ACT, to: Advanced Cancer Therapeutics, LLC 300 East Market Street, Suite 280 Louisville, KY 40202 Attention: CEO Email: rriggs@advancedact.com	If to Company or a Controlled Affiliate, to: Qualigen, Inc. 2042 Corte del Nogal Carlsbad, CA 92011 Attention: CEO Email: mpoirier@qualigeninc.com

If sent by email, the date on which such notice, request, approval or consent shall be deemed delivered is the date of transmission, if such notice, request, approval or consent is sent via email to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if such notice, request, approval or consent is sent via email to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day. If sent by internationally recognized overnight courier, the date on which such notice, request, approval or consent shall be deemed delivered is the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), and if delivered after such stated time shall be deemed to be the second business day after the date of deposit.

13.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in accordance with and enforced in accordance with the internal laws of the State of California (including its statutes of limitations and of repose, and without giving effect to any conflicts of law principles that require the application of the law of a different state or country).

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13.9 Entire Agreement. This Agreement and all Exhibits attached thereto contain the entire agreement of the Parties relating to the subject matter hereof and supersede any and all prior or contemporaneous agreements, written or oral, between ACT and Company relating to the subject matter hereof. Notwithstanding the foregoing, it is understood and agreed that neither Party shall be relieved from any liability for any past breach of any previous written agreements. In addition, any confidential information which was disclosed under such previous written agreements shall remain confidential and shall be subject to the nondisclosure and nonuse provisions set forth in Section 7 of this Agreement. ACT has made no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein, to induce Company to execute and deliver this Agreement, and Company acknowledges that Company has not executed or delivered this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein.

13.10 Amendment. This Agreement may not be amended unless agreed to in writing by both Parties.

13.11 Waiver. No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by either Party unless such waiver is in writing and signed by an authorized representative of that Party. The failure of either Party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option contained in this Agreement, shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option. The rights of either Party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others.

13.12 Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the Parties agree to make a good faith effort to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

13.13 Assignment. Either Party may assign in whole or in part its rights and/or delegate in whole or in part its obligations under this Agreement, without prior written consent. Provided, however, that as a condition to any such permitted assignment hereunder, the assignor must guarantee the performance of the terms and obligations of this Agreement by any assignee, and the assignee must expressly assume (for the express benefit of the Party hereto which is not the assignor) the performance of the terms and obligations of this Agreement by such assignee. Except as provided herein, neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment not in accordance with this Section 13.13 shall be void.

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13.14 Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to ACT and Company and any successor(s) and permitted assigns. The name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

13.15 No Implied License. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any Know-How, patent or other intellectual property right now or hereafter owned or controlled by such Party or its Affiliates, except by an express license granted hereunder.

13.16 Remedies Cumulative. Except as provided in Section 10, any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

13.17 Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Section 7 and any or all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief), all without need to post any bond or security, and (except as provided in Section 10) in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

13.18 Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

13.19 Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.20 Construction. Any reference in this Agreement to an Article, Section, subsection, paragraph or clause shall be deemed to be a reference to an Article, Section, subsection, paragraph or clause of this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.

13.21 Language. The English language version of this Agreement shall control over any version in any other language.

13.22 Counterparts. This Agreement may be executed and delivered in counterparts (portable document format (.pdf)/electronic transmission included), each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date. By its signature below, Company is signing on its own behalf in order to bind itself and also on behalf of its current and future Controlled Affiliates, if any, in order to bind them.

ADVANCED CANCER THERAPEUTICS, LLC

By:	/s/ Randall B. Riggs
Name:	Randall B. Riggs
Title:	Board Member

QUALIGEN, INC. (on its own behalf and on behalf of its current and future Controlled Affiliates, if any)

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President and CEO

EXHIBIT A

PATENTS

US Patent 8,114,850	Issued January 1, 2008	Antiproliferative activity of G-rich oligonucleotides and method of using same to bind to nucleolin	Trent et al.
US Patent 7,960,540	Issued June 14, 2011	Antiproliferative activity of G-rich oligonucleotides and method of using same to bind to nucleolin	Trent et al.
US Patent 7,314,926	Issued January 1, 2008	Antiproliferative activity of G-rich oligonucleotides and method of using same to bind to nucleolin	Miller et al.
US Patent 8,648,051	Issued February 11, 2014	Antiproliferative activity of G-rich oligonucleotides and method of using same to bind to nucleolin	Miller et al.

EXHIBIT B

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

TRANSFER OF THIS NOTE IS NOT VALID EXCEPT TO THE EXTENT THAT SUCH TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE PROVISIONS REGARDING TRANSFER CONTAINED HEREIN.

QUALIGEN, INC.

“CONVERTIBLE” BRIDGE PROMISSORY NOTE

$25,000	November 26, 2018

FOR VALUE RECEIVED, Qualigen, Inc., a Delaware corporation (the “Company”), hereby promises to pay in a single cash payment on the Maturity Date to the order of Advanced Cancer Therapeutics, LLC, a Kentucky limited liability company (the “Investor”; and any registered transferee of this Note shall thereupon be the defined “Investor”) the principal amount of $25,000 plus accrued but unpaid interest, if any. Simple interest on this Note shall accrue daily at 8% per annum. The “Maturity Date,” as referred to in this Note, means the earliest of the following dates: (i) the second anniversary of the date set forth above; (ii) the closing date of a Liquidation Event (as defined below); or (iii) the effective time of a Reverse Merger (as defined below). Notwithstanding any other provision of this Note, the Investor does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

Payment of principal and interest will be made by check or wire transfer in immediately available United States funds sent to the Investor at the address furnished to the Company for that purpose. There shall be no interim payments of principal or payments of accrued interest before the Maturity Date. This Note is not prepayable.

This Note will be registered on the books of the Company. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee in accordance with the terms herein.

1. Liquidation Event. In the event that this Note remains outstanding at the time of a sale or liquidation of the Company or substantially all of the Company’s assets or a merger (other than a Reverse Merger or a reincorporation merger) in which the Company is acquired (each a “Liquidation Event”), the Company shall pay in cash to the Investor on such accelerated Maturity Date, in addition to the principal balance of and accrued but unpaid interest on this Note, an amount equal to 20% of the principal balance of this Note (in respect of the acceleration of the Maturity Date and the corresponding truncation of the potentially available “convertibility” (actually exchangeability) period).

2. Automatic “Conversion” (Exchange). If and when the Company closes a Reverse Merger, if this Note is still then outstanding the principal of this Note and accrued interest thereon shall be “converted” into (actually, exchanged for), automatically and without any election on the part of the Investor, shares of the equity securities and other securities issued by the public-company surviving company/parent company to holders of Company common stock in such Reverse Merger transaction (the “Reverse Merger Securities”), on the additional terms and conditions applicable generally to Company shareholders receiving such Reverse Merger Securities in the Reverse Merger. The number of Reverse Merger which this Note shall be “converted” into (exchanged for) shall be equal to the product of

(a) the outstanding principal balance of and accrued but unpaid interest on this Note as of the effective time of the Reverse Merger, times

(b) a fraction

(i) the denominator of which is the number of Reverse Merger Securities issued per one share of Company common stock pursuant to the Reverse Merger and

(ii) the numerator of which is the product of 70% times the fair market value (determined by the last closing sale price of shares of the public-company surviving company/parent company before the effective time of the Reverse Merger, if applicable, and otherwise determined in good faith by the Board of Directors of the public-company surviving company/parent company), as of the effective time of the Reverse Merger, of the number of Reverse Merger Securities issued per one share of Company common stock pursuant to the Reverse Merger.

In connection with such “conversion” (exchange) of this Note, the Investor shall (and by acceptance of this Note agrees to) execute and deliver all agreements, certificates and other documents that are executed by Company shareholders generally in the Reverse Merger, including a market standoff agreement.

The term “Reverse Merger” means the merger of the Company with a public company (i.e., one with a class of equity securities registered under the Securities Exchange Act of 1934), or with a wholly owned subsidiary of a public company, in which the holders of the shares of the Company receive, as such, Reverse Merger Securities representing (on a post-transaction basis) more than 50% of the post-transaction outstanding shares of the public company.

3. Covenant. The Company covenants not to enter into any Reverse Merger unless the public-company surviving company/parent company in the Reverse Merger transaction has agreed in writing, for the benefit of the Investor, to issue its shares to the investor as required by Section 2 above.

4. Transfer. The Investor may, before the Maturity Date, surrender this original manually-executed Note (accompanied by a duly signed instrument of transfer in appropriate form) at the principal office of the Company for transfer. Within a reasonable time and without expense to the Investor, except for any transfer or similar tax which may be imposed on the transfer, the Company shall issue in exchange therefor another note or notes (each, a “Transferee Note”) for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each Transferee Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Company may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws, and the assurances required may include without limitation receipt of an opinion of counsel for the Investor (or other holder, as the case may be), which opinion is satisfactory to the Company. In addition, the Investor (by acceptance of this Note) agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act; and the Company shall not permit a transfer of all or any portion of this Note to any such person.

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5. New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note, upon receipt from the Investor (or other holder, as the case may be) of a binding agreement to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note or the issuance of the new Note.

6. Surrender Against Payment or Automatic “Conversion”. The Investor shall (and by acceptance of this Note agrees to) deliver this original manually-executed Note at the principal office of the Company for cancellation before or forthwith after payment of all principal and accrued interest on or after the Maturity Date, or issuance of the applicable amount of automatic-“conversion”/exchange Reverse Merger Securities on the closing of a Reverse Merger. The Investor shall (and by acceptance of this Note agrees to) indemnify and hold harmless the Company in respect of any failure to so deliver this original manually-executed Note.

7. Subordination.

7.1 “Senior Indebtedness” means the principal of (and premium, if any) and unpaid interest on indebtedness of the Company or with respect to which the Company is a guarantor to banks, insurance companies, lease financing institutions or other lending institutions regularly engaged in the business of lending money that is for money borrowed (or purchase or lease of equipment in the case of lease financing) by the Company, or which is owed under obligations to the Company’s strategic alliance partners, whether or not secured.

7.2 This Note shall be subordinate and junior in right of payment to any Senior Indebtedness of the Company outstanding from time to time. No cash payment shall be made in respect of the principal of or interest on this Note unless consistent with the terms of any such Senior Indebtedness. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section to receive cash, securities or other property otherwise payable or deliverable to the Investor, nothing contained in this Section shall impair, as between the Company and the Investor, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Investor the principal hereof and interest hereon as and when the same become due and payable on the Maturity Date.

7.3 By the Investor’s acceptance of this Note and as a condition to the Investor’s rights hereunder, the Investor agrees to execute and deliver one or more subordination agreements (which include the material terms of this Section and other terms and conditions which are customarily included in subordination agreements) for the benefit of holders of Senior Indebtedness, and such other documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness.

8. Events of Default. Upon the occurrence of any Event of Default (defined below) and so long as any Event of Default is continuing, the Investor may declare the principal and accrued interest on this Note to be immediately due and payable. Each of the following events shall constitute an “Event of Default:”

(a) Failure to Make Payment. Failure to make full payment to the Investor of all principal and accrued interest due under this Note on the Maturity Date.

(b) Breach. The Company being in material breach of any of its obligations under this Note and such material breach is not cured within 30 days after notice of breach is given by the Investor to the Company.

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(c) Bankruptcy, etc. Commenced by the Company. If the Company:

(i) shall commence any proceeding or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;

(ii) shall admit its inability to pay its debts generally as they mature in any petition or pleading in connection with any such proceeding;

(iii) shall apply for, or consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and properties; or

(iv) shall make a general assignment for the benefit of creditors.

(d) Bankruptcy, etc. Commenced Against the Company. If any proceedings are commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any United States jurisdiction, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Company or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for 90 days undismissed, unbonded and undischarged.

9. Waiver. The Company waives presentment, notice of dishonor, protest and notice of protest in connection with the delivery, acceptance, performance or enforcement of this Note.

10. Amendment. This Note may be amended or modified by and only by a writing signed by the Company and by the holder of this Note.

11. Expenses of Collection. The Company agrees, subject only to limitations imposed by applicable law, to pay the Investor’s reasonable costs in collecting this Note, including reasonable attorney’s fees.

12. Notice. Any notice required or permitted under this Note shall be in writing (including email communications) and shall be addressed as follows:

if to the Company, at

Qualigen, Inc.
Attn: Michael Poirier
2042 Corte Del Nogal
Carlsbad, CA 92011	Email: mpoirier@qualigeninc.com

with a copy to (which shall not constitute notice):

Hayden Trubitt, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
4365 Executive Drive, Suite 1500
San Diego, CA 92121	Email: htrubitt@sycr.com

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if to the Investor, at the most recent address provided to the Company by the Investor for such purpose;

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

13. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be construed or reformed so as to realize the parties’ intention to the maximum extent possible while still being valid, legal and enforceable, and in all events the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

IN WITNESS WHEREOF, the undersigned has caused this “Convertible” Bridge Promissory Note to be executed by its duly authorized officer as of the date first above written.

QUALIGEN, INC.

By:
Name:	Michael Poirier
Title:	CEO and President

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